NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on August 05, 2025, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on July 25, 2025 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Triumph Group, Inc. and Titan BW Acquisition Merger Sub Inc., a wholly owned subsidiary of Titan BW Acquisition Holdco Inc., which are affiliates of investment funds managed by Warburg Pincus LLC and Berkshire Partners LLC became effective after market close on July 24, 2025. Each share of of Triumph Group, Inc. Common Stock was exchanged for USD 26.00 in cash, without interest, less any applicable fee, and tax. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on July 25, 2025.